Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-272751

SUPPLEMENT NO. 1

(To the Proxy Statement/Prospectus dated July 10, 2024)

This Supplement No. 1 (this “Supplement”) supplements the proxy statement/prospectus dated July 10, 2024 (the “Proxy Statement/Prospectus”) that was mailed by Armada Acquisition Corp. I, a Delaware corporation (“Armada”), to its stockholders in connection with its extraordinary general meeting of stockholders (the “Special Meeting”) to be held to consider and approve, among other things, the Business Combination Agreement, dated as of December 17, 2021 (as amended, supplemented or otherwise modified from time to time, by and among Armada, Rezolve Limited, a private limited company organized under the laws of England and Wales, Rezolve AI Limited, a private limited liability company registered under the laws of England and Wales with registration number 14573691 (“Rezolve”) and Rezolve Merger Sub, Inc., a Delaware corporation (“Rezolve Merger Sub”) (the “Business Combination Agreement”), and the consummation of the transactions contemplated thereby be authorized, approved and confirmed in all respects (the “Business Combination”).

Rezolve filed the Proxy Statement/Prospectus with the Securities and Exchange Commission (the “SEC”) as part of a registration statement on Form F-4 (Registration No. 333-272751), which was declared effective by the SEC on July 9, 2024. Capitalized terms used in this Supplement and not otherwise defined herein have the respective meanings ascribed to them in the Proxy Statement/Prospectus.

This purpose of this Supplement is to update and supplement information contained in the Proxy Statement/Prospectus, and this Supplement is not complete without, and may not be delivered or utilized except in combination with, the Proxy Statement/Prospectus, including any other amendments or supplements thereto. This Supplement should be read in conjunction with the Proxy Statement/Prospectus, and if there is any inconsistency between the information in the Proxy Statement/Prospectus and this Supplement, you should rely on the information in this Supplement. This Supplement modifies and supersedes, in part, the information in the Proxy

Statement/Prospectus. Any information in the Proxy Statement/Prospectus that is modified or superseded by the information in this Supplement shall not be deemed to constitute a part of the Proxy Statement/Prospectus except as modified or superseded by this Supplement.

This Supplement does not affect the date of the special meeting of stockholders of Armada, which will be held on July 30 2023 at 10:00 a.m., Eastern Time, via a live webcast at https://www.cstproxy.com/armadaacqi/ext2024, or at such other time, on such other date and at such other place to which the meeting may be adjourned.

You do not have to take any action if you have previously voted, given your proxy or exercised your redemption right and do not wish to change your vote or choice to exercise your redemption right. If you have already voted or given your proxy and wish to change your vote or if you wish to change your election to exercise your redemption right, you should follow the procedures described in the Proxy Statement/Prospectus. If you have not already voted, we urge you to do so. Your vote is important regardless of the number of shares you own.

You should carefully consider the matters discussed under “Risk Factors” beginning on page 48 of the Proxy Statement/Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the Business Combination, the issuance of Rezolve securities in connection with the Business Combination or the other transactions described in the Proxy Statement/Prospectus or this Supplement, or passed upon the adequacy or accuracy of the disclosure in the Proxy Statement/Prospectus or this Supplement. Any representation to the contrary is a criminal offense.

The date of this Supplement is July 24, 2024.

Revised Disclosure to Cover Page

The first paragraph on the cover page is revised as set forth below:

The board of directors of Armada Acquisition Corp. I, a Delaware corporation (“Armada”), has unanimously approved the Business Combination Agreement dated as of December 17, 2021, as amended on November 10, 2022 and as further amended and restated on June 16, 2023, as amended on August 4, 2023 (and as further amended from time to time, the “Business Combination Agreement”), by and among Armada, Rezolve Limited, a private limited liability company registered under the laws of England and Wales, Rezolve AI Limited, a private limited company incorporated under the laws of England and Wales with registration number 14573691 (and after the Closing, Rezolve AI Limited will re-register as Rezolve AI PLC, a public limited company) (“Rezolve”) and Rezolve Merger Sub, Inc., a Delaware corporation (“Merger Sub”). If the Business Combination Agreement is approved by Armada’s stockholders and the transactions contemplated by the Business Combination Agreement are consummated, Merger Sub will merge with and into Armada, with Armada continuing as the surviving corporation and a wholly owned subsidiary of Rezolve (the “Business Combination” and together with the other transactions contemplated by the Business Combination Agreement, the “Transactions”). As part of the terms of the Transactions and any offer of shares related thereto or to the Proxy Statement/Prospectus, Rezolve undertakes to re-register as a public limited company on or before 9 January 2025. (Rezolve does not regard its deferral to re-register as a public limited company to a later time is material to stockholders of Armada because it does not impact the ability of Rezolve to complete the Business Combination.)

The footnote on the cover page is revised as set forth below:

After the completion of this offering, Rezolve expects to alter its legal status under English law from a private limited company and re-register as a public limited company and change its name from Rezolve AI Limited to Rezolve AI PLC. The term “Rezolve AI PLC” in this proxy statement/prospectus which forms a part of this registration statement refers to Rezolve AI Limited. As part of the terms of the Transactions and any offer of shares related thereto or to the Proxy Statement/Prospectus, Rezolve undertakes to re-register as a public limited company on or before 9 January 2025. Rezolve does not regard its deferral to re-register as a public limited company to a later time as material to stockholders of Armada because it does not impact the ability of Rezolve to complete the Business Combination.

Revised Disclosure to Organization Charts on page 7 and 122

Footnote 2 to the organizational charts is revised as set forth below:

After completion of the Pre-Closing Demerger and after the completion of this offering, Rezolve expects to alter its legal status under English law from a private limited company and re-register as a public limited company and change its name from Rezolve AI Limited to Rezolve AI PLC. As part of the terms of the Transactions and any offer of shares related thereto or to the Proxy Statement/Prospectus, Rezolve undertakes to re-register as a public limited company on or before 9 January 2025. Rezolve does not regard its deferral to re-register as a public limited company to a later time as material to stockholders of Armada because it does not impact the ability of Rezolve to complete the Business Combination.

Revised Disclosure to Background of the Business Combination on page 139

The text set forth below is added after the second paragraph on page 139:

On November 19, 2023, Rezolve Limited and MKM Partners, LLC (“MKM”) entered into an amendment to that certain engagement letter, dated June 3, 2022 (the “MKM Engagement Letter”), whereby Rezolve engaged MKM to act as its capital markets advisor in connection with the Business Combination in exchange for Rezolve agreeing to pay MKM advisory fees equal to $600,000 (the “MKM Fee”. Under the MKM Engagement Letter, the MKM fee may be paid in Holdings Ordinary Shares in the event Rezolve Limited has inadequate cash at Closing.

On November 20, 2023, Rezolve Limited and Cantor entered into an amendment to that certain engagement letter, dated June 18, 2021 (the “Cantor Engagement Letter”), whereby Rezolve engaged Cantor to act as its financial advisor in connection with the Business Combination in exchange for Rezolve agreeing to pay Cantor advisory fees equal to $16,000,000 (the “Cantor Fee”). Under the Cantor Engagement Letter, if all other financial advisors involved in the Business Combination agree to take their entire advisory fees in ordinary shares of Holdings, then the Cantor Fee shall be payable in the form of Holdings Ordinary Shares.

Revised Disclosure to Rezolve’s Management’s Discussion and Analysis of Financial Condition and Results of Operations on page 234-235

The fourth paragraph beginning on page 234 and ending on page 235 is revised as set forth below:

Rezolve was incorporated in England and Wales as a private limited company on January 5, 2023 under the name Rezolve Group Limited with company number 14573691 and changed its name on June 5, 2023 to Rezolve AI Limited. Rezolve expects to re-register as a public limited company after the Closing of the Business Combination. As part of the terms of the Transactions and any offer of shares related thereto Rezolve undertakes to re-register as a public limited company on or before 9 January 2025. (Rezolve does not regard its deferral to re-register as a public limited company to a later time as material to stockholders of Armada because it does not impact the ability of Rezolve to complete the Business Combination.) Rezolve Limited was incorporated in England and Wales as a private limited company on September 11, 2015 under the name Soul Seeker Limited with company number 09773823. Rezolve Limited changed its name in February 2016 to Powa Commerce Limited and to Rezolve Limited in March 2016.

Amendment to Proxy Card in Proxy Statement

The proxy card is revised as set forth in the annex to this Supplement to correctly include the sentence regarding the Escrow Agreement under the Business Combination Proposal.

--END OF SUPPLEMENT TO PROXY STATEMENT/PROSPECTUS—

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Supplement contains includes “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995 and within the meaning of Section 27a of the Securities Act and Section 21E of the Exchange Act. Any actual results may differ from expectations, estimates and projections presented or implied and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, statements regarding the proposed business combination and the expectation that Rezolve will re-register as a public limited liability company after the Closing. These forward-looking statements are subject to a number of risks and uncertainties, including, among others, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the proposed business combination; (2) the outcome of any legal proceedings that may be instituted against Armada, Rezolve Limited, Rezolve or others following the announcement of the proposed business combination and any definitive agreements with respect thereto; (3) the inability to complete the proposed business combination due to the failure to obtain approval of the stockholders of Armada or shareholders of Rezolve Limited or Rezolve, or to satisfy other conditions to closing of the transactions contemplated under and in connection with the Business Combination Agreement; (4) the ability to meet stock exchange listing standards as a condition to closing of the business combination or following the consummation of proposed business combination; (5) the risk that the proposed business combination disrupts current plans and operations of Armada, Rezolve Limited or Rezolve as a result of the announcement and consummation of the proposed business combination; (6) the ability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, and retain its management and key employees; (7) costs related to the proposed business combination; (8) changes in applicable laws or regulations and delays in obtaining, adverse conditions contained in, or the inability to obtain regulatory approvals required to complete the proposed business combination; (9) weakness in the economy, market trends, uncertainty and other conditions in the markets in which Rezolve Limited or Rezolve operate, and other factors beyond their control, such as inflation or rising interest rates; (10) the possibility that Armada, Rezolve Limited, Rezolve or the combined company may be adversely affected by other economic, business, and/or competitive factors; (11) the ability of existing investors to redeem and the level of redemptions; and (12) additional risks, including those to be included under the header “Risk Factors” in the Proxy Statement/Prospectus and those included under the header “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in Armada’s Annual Report on Form 10-K for the year ended September 30, 2023 and the Quarterly Reports on Form 10-Q filed by Armada for the quarterly periods ended December 31, 2023 and March 31, 2024.

If any of these risks materialize or Armada’s, Rezolve Limited’s or Rezolve’s assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that none of Armada, Rezolve Limited or Rezolve presently know or that Armada, Rezolve Limited and Rezolve currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Armada’s, Rezolve Limited’s and/or Rezolve’s expectations, plans or forecasts of future events and views as of the date of this press release. Armada, Rezolve Limited and Rezolve anticipate that subsequent events and developments will cause Armada, Rezolve Limited’s and Rezolve’s assessments to change. However, while Armada, Rezolve Limited and Rezolve may elect to update these forward-looking statements at some point in the future, each of Armada, Rezolve Limited, Rezolve and Rezolve Merger Sub specifically disclaim any obligation to do so, unless required by applicable law. These forward-looking statements should not be relied upon as representing Armada’s, Rezolve Limited’s and Rezolve’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

IMPORTANT INFORMATION ABOUT THE BUSINESS COMBINATION

AND WHERE TO FIND IT

This Supplement relates to, among other matters, the proposed Business Combination involving Armada, Rezolve Limited, Rezolve and Rezolve Merger Sub. In connection with the Business Combination, Rezolve has filed with the SEC a registration statement on Form F-4 (File No. 333-272751), including the Proxy Statement/Prospectus, which prospectus was declared effective on July 9, 2024. This document is not a substitute for the Proxy Statement/Prospectus. The definitive Proxy Statement/Prospectus was filed with the SEC on July 10, 2024, and has been sent to all Armada stockholders as of July 3, 2024 (the record date for voting on the proposed Business Combination). Armada or Rezolve may also file other relevant documents regarding the proposed Business Combination with the SEC.

BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, SECURITY HOLDERS OF ARMADA AND OTHER INTERESTED PARTIES ARE URGED TO READ THE REGISTRATION STATEMENT, PROXY STATEMENT/PROSPECTUS AND ALL OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC IN CONNECTION WITH THE BUSINESS COMBINATION, INCLUDING ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ARMADA, REZOLVE, REZOLVE LIMITED, THE BUSINESS COMBINATION AND RELATED MATTERS.

Investors and security holders of Armada may obtain free copies of the Proxy Statement/Prospectus and other documents that are filed or will be filed with the SEC by Armada through the website maintained by the SEC at www.sec.gov.

PARTICIPANTS IN SOLICITATION

Armada and Rezolve and their respective directors, executive officers, other members of management and employees may be deemed to be participants in the solicitation of proxies from Armada’s stockholders in connection with the Business Combination. A list of the names of such directors and executive officers and information regarding their interests in the Business Combination are contained in the Proxy Statement/Prospectus. Stockholders, potential investors and other interested persons should read the Registration Statement carefully before making any voting or investment decisions.

NO OFFER OR SOLICITATION

This communication is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the Business Combination, and does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended.

This communication is not a substitute for the Registration Statement or for any other document that Armada or Rezolve has filed and may file with the SEC in connection with the Business Combination. You are urged to read the documents filed with the SEC carefully and in their entirety because they will contain important information. You may obtain free copies of other documents filed with the SEC by Armada through the website maintained by the SEC at https://www.sec.gov.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. 2024

Vote by Internet – QUICK ★★★ EASY
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ARMADA ACQUISITION CORP. I

Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on July 29, 2024.

INTERNET/MOBILE – www.cstproxyvote.com
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

Vote at the Meeting –
If you plan to attend the virtual online special meeting, you will need your 12 digit control number to vote electronically at the special meeting. To attend:
https://www.cstproxy.com/armadaacqi/ext2024

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY.

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY CARD

Please mark your votes like this **X**

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2, 3, 4 AND 5.

Proposal No. 1 — The Business Combination Proposal — To consider and vote upon a proposal to adopt and approve the business combination described in this proxy statement/prospectus (the "Business Combination" and such proposal, the "Business Combination Proposal"), including the Business Combination Agreement, dated as of December 17, 2021 as amended on November 10, 2022 and further amended and restated on June 16, 2023 (as the same may be further amended, supplemented or otherwise modified from time to time, the "Business Combination Agreement"), by and among Armada, Rezolve Limited, a company organized under the laws of England and Wales, Rezolve AI Limited, a company organized under the laws of England and Wales ("Rezolve"), and Rezolve Merger Sub, Inc., a Delaware corporation ("Rezolve Merger Sub"), pursuant to which Armada, Rezolve Limited, Rezolve and Rezolve Merger Sub will effect a series of transactions as described in the accompanying proxy statement. As part of the Business Combination Proposal, stockholders are also being asked to consider and vote on the approval of an amendment to the Stock Escrow Agreement, dated August 12, 2021 (the "Escrow Agreement"), to allow Continental Stock Transfer & Trust Company to distribute certain of the Escrow Shares (as defined in the Escrow Agreement) prior to the expiration of the Escrow Period (as defined in the Escrow Agreement).

FOR ☐ AGAINST ☐ ABSTAIN ☐

Proposal No. 2 — The Nasdaq Proposal — to consider and vote upon a proposal to adopt and approve, for the purposes of complying with the applicable listing rules of Nasdaq, the issuance of Rezolve Shares in connection with the Business Combination Agreement, including the Company Reorganization, the conversion of the Convertible Notes and, to the extent applicable, the Merger, in each case, as required by Nasdaq listing requirements (the "Nasdaq Proposal").

FOR ☐ AGAINST ☐ ABSTAIN ☐

Proposal No. 3 — The Incentive Equity Plan Proposal — to consider and vote upon a proposal to adopt and approve, the Rezolve Incentive Equity Plan (the "Rezolve Incentive Equity Plan"), which will become effective on or before the Closing Date and will be used by Rezolve following the Closing (the "Incentive Equity Plan Proposal").

FOR ☐ AGAINST ☐ ABSTAIN ☐

Proposal No. 4 — The Charter Limitation Amendment Proposal — to consider and vote upon a proposal to amend Armada's second amended and restated certificate of incorporation (as amended, the "Armada Charter") to eliminate from the Armada Charter the limitation that Armada may not consummate a business combination to the extent Armada would have net tangible assets of less than $5,000,001, which amendment will be effective immediately prior to or upon consummation of a business combination (the "Charter Limitation") in order to allow Armada to consummate the Business Combination irrespective of whether Armada would exceed the Charter Limitation (the "Charter Limitation Amendment Proposal").

FOR ☐ AGAINST ☐ ABSTAIN ☐

Proposal No. 5 — The Adjournment Proposal — to approve, if necessary, the adjournment of the Special Meeting to a later date or dates to permit further solicitation and votes of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Nasdaq Proposal, the Incentive Equity Plan Proposal or the Charter Limitation Amendment Proposal. This proposal will only be presented at the Special Meeting if there are not sufficient votes to approve the Business Combination Proposal, the Nasdaq Proposal, the Incentive Equity Plan Proposal or the Charter Limitation Amendment Proposal.

FOR ☐ AGAINST ☐ ABSTAIN ☐

PLEASE SIGN, DATE AND RETURN THE PROXY IN THE ENVELOPE ENCLOSED TO BROADRIDGE. THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2, 3, 4 AND, IF PRESENTED, PROPOSAL 5, AND WILL GRANT DISCRETIONARY AUTHORITY TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF. THIS PROXY WILL REVOKE ALL PRIOR PROXIES SIGNED BY YOU.

CONTROL NUMBER

☐

Signature____________________**Signature, if held jointly**____________________**Date**__________**, 2024**

Signature should agree with name printed hereon. If shares are held in the name of more than one person, EACH joint owner should sign. Executors, administrators, trustees, guardians, and attorneys should indicate the capacity in which they sign. Attorneys should submit powers of attorney.

2024 ARMADA ACQUISITION CORP. I 1760 Market Street, Suite 602 Philadelphia, Pennsylvania 19103 SPECIAL MEETING OF ARMADA ACQUISITION CORP. I TO BE HELD ON JULY 30, 2024 AT 10:00 A.M. YOUR VOTE IS IMPORTANT Important Notice Regarding the Internet Availability of Proxy Materials for the Special Meeting of Stockholders To view the Proxy Statement and to Attend the Special Meeting, please go to: https://www.cstproxy.com/armadaacqi/ext2024 FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED PROXY CARD ARMADA ACQUISITION CORP. I  THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE SPECIAL MEETING TO BE HELD ON JULY 30, 2024 The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement, dated July 10, 2024, in connection with the special meeting (the “Stockholder Meeting”) of Armada Acquisition Corp. I (“Armada”) to be held at 10:00 a.m. Eastern Time on July 30, 2024, via a virtual meeting, and hereby appoints Douglas M. Lurio and Stephen P. Herbert, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all common stock of Armada registered in the name provided, which the undersigned is entitled to vote at the Stockholder Meeting, and at any adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in the accompanying proxy statement/prospectus. THIS PROXY, WHEN EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2, 3, 4 AND 5. (Continued and to be marked, dated and signed on reverse side)